Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated August 19, 2004 relating to the financial statements and financial statement schedules of PalmSource, Inc., which appears in PalmSource, Inc.’s Annual Report on Form 10-K for the year ended May 31, 2004.

/s/ PricewaterhouseCoopers LLP

San Jose, California

February 1, 2005